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                                                                EXHIBIT 99.B4(i)




                                  EXHIBIT 4(i)



                 Individual Flexible Purchase Payment Deferred
                           Variable Annuity Contract

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                [SENTRY LIFE INSURANCE COMPANY OF NEW YORK LOGO]


SENTRY LIFE INSURANCE COMPANY OF NEW YORK, The Atrium, Two Clinton Square, Syracuse, New York, ("the Company") will make income payments to the annuitant in accordance with the terms set forth in this Contract beginning on the Income Date.

This Contract is issued in consideration of the application, a copy of which is attached and made a part of the Contract, and of the payment of Purchase Payments in accordance with the terms and conditions of this Contract.

                               TEN DAY FREE LOOK

Within ten days of the day the Contract is received, it may be returned to the Company or to the agent through whom it was purchased. When the Contract is received by the Company it will be voided as if it had never been in force. The Purchase Payments paid on it will then be refunded in full.

Signed for the Company.


 /s/Caroline E. Fribance                    /s/Herbert Dewall
      Secretary                                 President



                                VARIABLE ANNUITY
                      INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
                          DEFERRED, NON-PARTICIPATING


ANNUITY PAYMENTS WILL NOT DECREASE AS LONG AS THE INVESTMENT RETURN OF THE SEPARATE ACCOUNT ASSETS EQUALS OR EXCEEDS 5.2% ON AN ANNUAL BASIS.

ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.


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                                POLICY INDEX

GENERAL PROVISIONS
     The Contract .......................................................... 4
     Non-Participation in Surplus ...........................................4
     Incontestability .......................................................4
     Misstatement of Age.................................................... 4
     Contract Settlement.................................................... 4
     Reports.................................................................4
     Taxes...................................................................4
     Evidence of Survival................................................... 4
     Protection of Proceeds................................................. 4
     Modification of Contract............................................... 4

OWNERSHIP, ASSIGNMENT PROVISION............................................. 4
     Ownership.............................................................. 4
     Assignment............................................................. 4

BENEFICIARY PROVISIONS...................................................... 5
     Beneficiary............................................................ 5
     Change of Beneficiary.................................................. 5

PURCHASE PROVISIONS......................................................... 5
     Purchase Payments...................................................... 5
     Net Purchase Payments.................................................. 5
     Change in Purchase Payments............................................ 5
     No Default............................................................. 5

VARIABLE ACCOUNT PROVISIONS................................................. 5
     The Variable Account................................................... 5
     Investments of the Variable Account.................................... 5
     Valuation of Assets.................................................... 5
     Contract Value......................................................... 6
     Transfers.............................................................. 6
     Accumulation Unit...................................................... 6
     Valuation Periods and Dates............................................ 7
     Mortality and Expense Risk Premium..................................... 7
     Mortality and Expense Guarantee........................................ 7
     Annuity Unit........................................................... 7

CONTRACT MAINTENANCE CHARGE................................................. 7
     Deduction for Contract
     Maintenance Charge..................................................... 7

ANNUITY PROVISIONS.......................................................... 7
     Income Date and Settlement Option...................................... 7
     Change in Income Date.................................................. 7
     Change in Settlement Option............................................ 7
     Settlement Options..................................................... 7
     Frequency and Amount of Annuity Payments............................... 8
     Variable Annuity....................................................... 8
     Net Investment Factor.................................................. 8

PAYMENTS.................................................................... 9
     Payments on the Death of the
       Annuitant Prior to the Income Date................................... 9
     Payments on the Death of the
       Annuitant After the Income Date...................................... 9

SURRENDER PROVISIONS........................................................ 9
     Surrender.............................................................. 9
     Calculation of Contingent Deferred
       Sales Charge......................................................... 9

SUSPENSION OF PAYMENTS..................................................... 10

TABLES..................................................................... 11
     Life Income........................................................... 11
     Life Income--Joint and Survivor....................................... 12
     Annuity Purchase Rates................................................ 13

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                               CONTRACT DATA PAGE

[SENTRY LOGO]

ANNUITANT: MARK SENTRY

CONTRACT NUMBER: 379723871

CONTRACT OWNER: MARK SENTRY

EFFECTIVE DATE: 12/27/1996

INCOME DATE: 10/01/2017

CONTRACT MAINTENANCE CHARGE: $30 EACH YEAR UNLESS CHANGED.*
                             GUARANTEED NEVER TO EXCEED $45 PER YEAR.


*PRIOR TO THE INCOME DATE, THE CONTRACT MAINTENANCE CHARGE IS NOT GUARANTEED
 AND MAY BE CHANGED FOR FUTURE YEARS. AFTER THE INCOME DATE, THE AMOUNT OF THE CONTRACT MAINTENANCE CHARGE WILL NOT BE CHANGED FROM THE AMOUNT OF THE ANNUAL MAINTENANCE CHARGE IN EFFECT DURING THE CONTRACT YEAR IMMEDIATELY PRECEDING THE INCOME DATE. AFTER THE INCOME DATE, THE CONTRACT MAINTENANCE CHARGE WILL BE COLLECTED ON A MONTHLY BASIS.


MORTALITY AND EXPENSE RISK PREMIUM: EQUAL ON AN ANNUAL BASIS TO 1.2% OF THE
                                    DAILY NET ASSET VALUE OF THE VARIABLE
                                    ACCOUNT.

TRANSFER FEE:    $0 PER TRANSACTION.  THIS TRANSFER FEE IS NOT GUARANTEED
                 AND MAY BE CHANGED AT ANY TIME.  HOWEVER, IT WILL NEVER
                 EXCEED $20.


ELIGIBLE MUTUAL FUNDS: NEUBERGER AND BERMAN ADVISERS MANAGEMENT TRUST

                        - GROWTH PORTFOLIO
                        - LIMITED MATURITY BOND PORTFOLIO
                        - LIQUID ASSET PORTFOLIO
                        - BALANCED PORTFOLIO

VARIABLE ACCOUNT: SENTRY VARIABLE ACCOUNT I

ANNUITY SERVICE OFFICE: P.O. BOX 4792, SYRACUSE, NEW YORK  13221

FOR DETERMINATION OF VARIABLE BENEFITS PLEASE SEE THE VARIABLE ACCOUNT PROVISIONS, PAGE 5, AND THE VARIABLE ANNUITY PROVISION, PAGE 8.

                     FOR USE WITH SENTRY VARIABLE ACCOUNT I
                        A SEPARATE INVESTMENT ACCOUNT OF
                   SENTRY LIFE INSURANCE COMPANY OF NEW YORK

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                                  DEFINITIONS

ACCUMULATION UNIT - An accounting unit of measure used to calculate the Contract Value prior to the Income Date.

ANNUITANT - The person upon whose continuation of life any annuity payment involving life contingencies depends.

ANNUITY UNIT - An accounting unit of measure used to calculate annuity payments after the Income Date.

COMPANY - Sentry Life Insurance Company of New York at its Annuity Service Office designated on the Contract Data Page.

CONTINGENT OWNER - The Contingent Owner, if any, is as named in the application, unless changed.

CONTRACT ANNIVERSARY - An anniversary of the Effective Date of this Contract.

CONTRACT OWNER - The Contract Owner is named in the application, unless changed, and has all rights under this contract.

CONTRACT VALUE - The dollar value as of any Valuation Date of all amounts accumulated under the Contract.

CONTRACT YEAR - Any period of twelve (12) months commencing with the Effective Date and each Contract Anniversary thereafter.

EFFECTIVE DATE - The date shown as the Effective Date on the Contract Data
Page.

ELIGIBLE MUTUAL FUND(S) - A Mutual Fund designated on the Contract Data Page.

INCOME DATE - The date on which annuity payments are to commence.

PORTFOLIO - A segment of an Eligible Mutual Fund which constitutes a separate and distinct class of shares.

VALUATION DATE - Each day that the New York Stock Exchange is open for business.

VALUATION PERIOD - The period commencing at the close of business on the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - A separate investment account of the Company designated on the Contract Date Page into which net purchase payments will be allocated.



















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                               GENERAL PROVISIONS

THE CONTRACT - The entire Contract consists of this Contract and the application, a copy of which is attached. This Contract may be changed or altered only by the President or the Secretary of the Company.

NON-PARTICIPATION IN SURPLUS - This Contract will not share in any distribution of profits or surplus of the Company.

INCONTESTABILITY - The Company will not contest this Contract from its Effective Date.

MISSTATEMENT OF AGE - The Company may require proof of age of the Annuitant before making any life annuity payment provided for by this Contract. If the age of the Annuitant has been misstated, the amount payable will be the amount that the purchase payments would have provided at the correct age.

Once monthly life income payments have begun, any underpayments or overpayments together with interest at the rate of 6% on an annual basis will be credited to or deducted from the current or next succeeding annuity payment.

CONTRACT SETTLEMENT - This Contract must be returned to the Company upon any settlement. Prior to any settlement as a death claim, due proof of the Annuitant's death must be submitted to the Company.

REPORTS - The Company will furnish the Contract Owner with a report showing the Contract Value at least one each calendar year. This report will be sent to the last known address of the Contract Owner.

TAXES - Any taxes paid to any governmental entity will be charged against the Contract Value. The Company will, in its sole discretion, determine when such taxes have resulted from: the investment experience of the Variable Account; the receipt by the Company of the purchase payment(s); or commencement of annuity payments.

EVIDENCE OF SURVIVAL - Where any benefits under this Contract are contingent upon the recipient being alive on a given date, the Company may require proof satisfactory to it that such condition has been met.

PROTECTION OF PROCEEDS - No beneficiary may commute, encumber, alienate or assign any payments under this Contract before they are due. To the extent permitted by law, no payments shall be subject to the debts, contracts or engagements of any beneficiary nor to any judicial process to levy upon or attach the same for payment thereof.

MODIFICATION OF CONTRACT - This Contract may not be modified by the Company without the consent of the Contract Owner except as may be required by applicable law.

                        OWNERSHIP, ASSIGNMENT PROVISION

OWNERSHIP - The Contract Owner has all rights, and may receive all benefits under this Contract. During the lifetime of the Annuitant and prior to the Income Date, the Contract Owner shall be the person designated in the application, unless changed. On and after the Income Date, the Contract Owner shall be the Annuitant. On and after the death of the Annuitant, the Beneficiary shall be the Contract Owner.

The Contract Owner may name a Contingent Owner or a new Contract Owner at any time. If the Contract Owner dies, the Contingent Owner becomes the Contract Owner. Any new choice of Contract Owner or Contingent Owner will automatically revoke any prior choice of Contract Owner or Contingent owner. Any request for change must be: (1) made in writing; and (2) received at the Company. The change will become effective as of the date the written request is signed. A new choice of Contract Owner or Contingent Owner will not apply to any payment made or action taken by the Company prior to the time it was received.

ASSIGNMENT - The Contract Owner may assign this Contract at any time during the lifetime of the Annuitant prior to the Income Date. The Company will not be bound by any assignment until written notice is received at the Company. The Company is not responsible for the validity of any assignment. The Company shall not be liable as to any payment or other settlement made by the Company before receipt of the assignment.


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If this Contract is issued pursuant to a retirement plan which receives favorable tax treatment under the provisions of Section 401, 403, 404, 408 or 457 of the Internal Revenue Code, then it may not be assigned, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

                             BENEFICIARY PROVISIONS

BENEFICIARY - The Beneficiary, named in the application unless changed, is the party entitled to receive the benefits to be paid at the death of the Annuitant.

Unless the Contract Owner provides otherwise, such benefits will be paid in equal shares or all to the survivor as follows:

     (1) to the primary Beneficiaries who survive the Annuitant's death; or, if there are none,

     (2) to the Contingent Beneficiaries who survive the Annuitant's death; or, if there are none,

     (3) to the Contract Owner; or to the estate of the Contract Owner.

CHANGE OF BENEFICIARY - The Contract Owner may change the Beneficiary or Contingent Beneficiary at any time during the lifetime of the Annuitant. Any such change must be made in writing on a form acceptable to the Company. The change will take effect as of the date such notice is signed. But the Company shall not be liable for any payment made or action taken before it records the change.

                              PURCHASE PROVISIONS

PURCHASE PAYMENTS Subject to the limitations contained herein, purchase payments are payable according to the frequency and in the amount selected by the Contract Owner in the application. The initial purchase payment is due on the Effective Date and must be at least $5,000. Subsequent purchase payments must be at least $250. In the event that the Contract is issued to retirement plans which qualify for favorable tax treatment under Section 401, 403, 404, 408, or 457 of the Internal Revenue Code, the amount of the initial purchase payment must be at least $1,000. Subsequent purchase payments must be at least $100. The Company reserves the right to reject any application or purchase payment.

NET PURCHASE PAYMENTS A net purchase payment is equal to the purchase payment less any applicable premium taxes.

CHANGE IN PURCHASE PAYMENTS - The Contract Owner may elect to increase or decrease or to change the frequency of purchase payments.

NO DEFAULT - Unless surrendered for the full Surrender Value, this Contract remains in force until the Income Date and will not be in default even though no additional purchase payments are made.

                          VARIABLE ACCOUNT PROVISIONS

THE VARIABLE ACCOUNT - The Variable Account is the separate investment account of the Company. It is named on the Contract Data Page. The Company has allocated a part of its assets for this and certain other contracts to the Variable Account. The assets of the Variable Account are the property of the Company. However, they are not chargeable with the liabilities arising out of any other business the Company may conduct.

INVESTMENTS OF THE VARIABLE ACCOUNT - Net purchase payments applied to the Variable Account will be invested in the Eligible Mutual Fund(s) and the Portfolio(s), if any, within an Eligible Mutual Fund listed on the Contract Data Page. Such investment will be made in accordance with the selection made by the Contract Owner in the Application. The selection of investment is subject to the terms and conditions imposed on such selection by the Company. The Contract Owner may change such selection prospectively without fee, penalty or other charge upon written notice to the Company. Such change will be effective for net purchase payments received after receipt of such notice. The assets of the Variable Account are segregated by Eligible Mutual Fund(s), Portfolio(s) within the Eligible Mutual Fund(s) and type of Contract. Therefore, a series of sub-accounts is established within the Variable Account. The Company may, from time to time, add additional Eligible Mutual Fund(s) or Portfolio(s) to those listed on the Contract Data Page. In such an event, the Contract



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Owner may be permitted to select such Eligible Mutual Fund(s) or Portfolio(s)
as investments to underlie this Contract. However, the right to make any such selection will be limited by the terms and conditions imposed on such transactions by the Company.

If the shares of any of the Eligible Mutual Funds, or any Portfolio within these Funds become unavailable for investment by the Variable Account, or the Company's Board of Directors deems further investment in these shares inappropriate, the Company may substitute shares of another mutual fund for fund shares already purchased or to be purchased by Purchase Payments under the Contract.

CONTRACT VALUE - Net purchase payments are allocated among the various sub-accounts within the variable account. For each sub-account, the net purchase payments are converted into Accumulation Units. The number of the Accumulation Units credited to the Contract is determined by dividing the Net Purchase Payment allocated to the sub-account by the value of the Accumulation Unit for the sub-account. The value of the Contract is the sum of the values for each sub-account. The value of each sub-account is determined by multiplying the number of Accumulation Units attributable to the sub-account by the value of an Accumulation Unit for the sub-account.

TRANSFERS - The Contract Owner may, no more frequently than four times in any one Contract Year prior to the Income Date and no more frequently than one time in any one Contract Year after the Income Date, direct the transfer of all or part of the Contract Values between Eligible Mutual Fund(s) or Portfolio(s) subject to the following conditions:

     (a) The Contract Owner will pay to the Company a Transfer Fee for each transfer as initially shown on the Contract Data Page in effect at the time of the transfer. The Transfer Fee is not guaranteed and may be changed by the Company at any time. The Transfer Fee will be deducted from the amount which is transferred.

     (b) The minimum amount which may be transferred from an Eligible Mutual Fund or Portfolio is (i) $250; or, (ii) if smaller, the remaining value of the Contract's interest in such Eligible Mutual Fund or Portfolio.

     (c) No partial transfer shall be made if the Contract Owner's remaining Contract Value for each Eligible Mutual Fund or Portfolio will be less than $250.

     (d) Transfers shall be effected during the Valuation Period next following receipt by the Company of a written transfer direction (containing all required information). However, no such transfer may be made effective within seven calendar days of the date on which the first annuity payment is due; and no initial Purchase Payment nor any amounts previously transferred including increments thereon, may be transferred until thirty (30) days after receipt of such initial Purchase Payment; provided, however, the Contract Owner, during the 30-day period prior to the date on which the first annuity payment is due, may direct an additional transfer, to be effective no later than the seventh calendar day prior to such due date.

     (e) Any transfer direction must clearly specify:

         (1) the amount which is to be transferred; and

         (2) the name(s) of the Eligible Mutual Fund(s) or Portfolio(s) which are to be affected.

     (f) The Company reserves the right at any time and without prior notice to any party to terminate, suspend or modify the transfer privileges described above.

ACCUMULATION UNIT - Net Purchase Payments are converted into Accumulation Units. This is done by dividing each Net Purchase Payment by the value of an Accumulation Unit for the Valuation Period during which the net Purchase Payment is allocated to the Variable Account. The Accumulation Unit value for each sub-account was arbitrarily set initially at $10. The Accumulation Unit Value for any later Valuation Period is determined by subtracting (b) from (a) and dividing the result by (c) where:

     (a) Is the net result of

         (1) The Assets of the sub-account, that is, the aggregate value of the underlying Fund shares held at the end of such Valuation Period, plus or minus


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         (2) The cumulative charge or credit for taxes reserved which is determined by the Company to have resulted from the Investment operation of the sub-account;

     (b) Is the cumulative unpaid charge for the mortality and expense risks;
         and

     (c) Is the number of Accumulation Units outstanding at the end of such Valuation Period.

the Accumulation Unit value may increase from Valuation Period to Valuation Period.

VALUATION PERIODS AND DATES - A Valuation Period is the period commencing at the close of business of the New York Stock Exchange for each Valuation Date and ending at the close of business for the succeeding Valuation Date. A Valuation Date is each day that the New York Stock Exchange is open for business.

MORTALITY AND EXPENSE RISK PREMIUM - The Company deducts a Mortality and Expense Risk Premium equal on an annual basis to the amount set forth on the Contract Data Page. The Mortality and Expense Risk Premium compensates the Company for assuming the mortality and expense risks under this Contract. Such deductions are made daily from the Contract Value.

MORTALITY AND EXPENSE GUARANTEE - The Company guarantees that the dollar amount of each annuity payment after the first will not be affected by variations in mortality or expense experience.

ANNUITY UNIT - The value of an Annuity Unit for each sub-account was arbitrarily set initially at $10. This was done when the first Eligible Mutual Fund shares were purchased. The value for any later Valuation Period is determined as follows: the Annuity Unit value for a sub-account for the last Valuation Period is multiplied by the Net Investment Factor for the sub-account for the next Valuation period and the result is divided by the assumed investment factor for that Valuation Period.

                          CONTRACT MAINTENANCE CHARGE

DEDUCTION FOR CONTRACT MAINTENANCE CHARGE - The Company deducts an annual Contract Maintenance Charge shown on the Contract Data Page, from the Contract Value by cancelling Accumulation Units to reimburse it for administration expenses relating to maintenance of this Contract. The Contract Maintenance Charge will be deducted from the Contract Value on each Contract Anniversary this Contract is in force. The number of Accumulation Units to be cancelled will be from each applicable sub-account in the ratio that the value of each sub-account bears to the total Contract Value.

When this Contract is surrendered for its full Surrender Value, on other than the Contract Anniversary, the Contract Maintenance Charge will be deducted at the time of such surrender. Prior to the Income Date, the Company does not guarantee the amount of the Contract Maintenance Charge, and there is no guarantee that it will not be changed in the future. After the Income Date, the amount of the Contract Maintenance Charge will not be changed from the amount of the annual Contract Maintenance Charge in effect during the Contract Year immediately preceding the Income Date. After the Income Date the Contract Maintenance Charge will be collected on a monthly basis and will result in the reduction of the monthly benefit.

                               ANNUITY PROVISIONS

INCOME DATE AND SETTLEMENT OPTION - The Contract Owner selects an Income Date and Settlement Option at the time of application. Such date must always be the first day of a calendar month and must be at least one month after the Effective Date, and may not be later than the first day of the first calendar month following the Annuitant's 75th birthday.

CHANGE IN INCOME DATE - The Contract Owner may, upon at least thirty (30) days prior written notice to the Company, change the Income Date. The date to which such a change may be made shall be the first day of a calendar month. However, the Income Date may not be deferred beyond the first day of the calendar month following the Annuitant's 75th birthday.

CHANGE IN SETTLEMENT OPTION - The Contract Owner may, upon at least thirty (30) days prior written notice to the Company, at any time prior to the Income Date, elect a different Settlement Option or any other option satisfactory to the Company and the Contract Owner.

SETTLEMENT OPTIONS - The net proceeds payable upon settlement of this Contract may be paid under one of the following options or any other option acceptable to the Company:

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     Option 1 - LIFE ANNUITY. An annuity payable monthly during the lifetime of the Annuitant.  Payments cease at the death of the Annuitant.

     Option 2 - LIFE ANNUITY WITH 120 MONTHLY PAYMENTS GUARANTEED.  An annuity payable monthly during the lifetime of the Annuitant with the guarantee that, if at the death of the Annuitant, payments have been made for less than 120 months, payments will be continued to the beneficiary for the remainder of the guaranteed period. If the beneficiary does not desire payments to continue for the remainder of the guarantee period, he or she may elect to have the present value of the guaranteed annuity payments remaining, as of the date notice of death is received by the Company, commuted at the assumed investment rate, and paid in a single sum within seven (7) days of receipt of such request.

     Option 3 - JOINT AND LAST SURVIVOR ANNUITY.  An annuity payable monthly during the joint lifetime of the Annuitant and a designated second person and continuing thereafter during the life of the survivor.

If no settlement option is elected, Option 1 will automatically be applied.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS - Annuity payments will be paid as monthly installments. However, if the net amount available to apply under any settlement option is less than $2,000, the Company shall have the right to pay such amount in one single lump sum. In addition, if the payments provided for would be or become less than $20, the Company shall have the right to change the frequency of payments to such intervals as will result in payments of at least $20.

VARIABLE ANNUITY - A Variable Annuity is an annuity with payments which: (1) are not predetermined as to dollar amount; and (2) will vary in amount with the net investment results of the applicable sub-account(s) of the Variable Account. At the Income Date the sub-account(s) Contract Value will be applied to the applicable Annuity Tables. The Annuity Table used will depend upon the Settlement Option chosen. The amount payable for the first payment for each $1,000 so applied is shown in the Tables on pages 11 and 12. If, as of the Income Date, the then current settlement option rates applicable to this class of contracts will provide a larger income than that guaranteed for the same form of annuity under this Contract, the larger amount will be paid. The dollar amount of annuity payments after the first is determined as follows:

     (1) The dollar amount of the first annuity payment is divided by the value of an Annuity Unit as of the Income Date. This establishes the number of Annuity Units for each monthly payment. The number of Annuity Units remains fixed during the annuity payment period.

     (2) The fixed number of Annuity Units is multiplied by the Annuity Unit value for the last Valuation Period of the month preceding the month for which the payment is due. This result is the dollar amount of the payment.

The total dollar amount of each Variable Annuity payment is the sum of all sub-account Variable Annuity payments reduced by the Contract Maintenance Charge.

The sub-account Annuity Unit value at the end of any Valuation Period is determined by multiplying the sub-account Annuity Unit value for the immediately preceding Valuation Period by the quotient of (a) and (b), where:

     (a) is the Net Investment Factor for the Valuation Period for which the sub-account Annuity Unit value is being determined; and,

     (b) is the assumed investment factor for such Valuation Period. The assumed investment factor adjusts for the interest assumed in determining the first Variable Annuity payment. Such factor for any Valuation Period shall be the accumulated value of $1.00 deposited at the beginning of such period at the Assumed Investment Rate of four (4%) percent.

NET INVESTMENT FACTOR - The Net Investment Factor for any sub-account for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result where:

     (a) is the net result of:

         (1) the net asset value per share of the Eligible Mutual Fund or Portfolio held in the sub-account determined as of the current Valuation Period; plus


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         (2) the per share amount of any dividend or capital gain distribution made by the Eligible Mutual Fund or Portfolio held in the sub-account if the "exdividend" date occurs during the current Valuation period; plus or minus

         (3) a per share charge or credit, which is determined by the Company, for changes in tax reserves resulting from investment operations of the sub-account.

     (b) is the net result of:

         (1) the net asset value per share of the Eligible Mutual Fund or Portfolio held in the sub-account determined as of the immediately preceding Valuation Period; plus or minus

         (2) the per share charge or credit for any changes in tax reserve for the immediately preceding Valuation Period.

     (c) is the percentage factor representing the Mortality and Expense Risk Premium.

The Net Investment Factor may be greater or less than one; therefore, Annuity Unit value may increase or decrease.

                                    PAYMENTS

PAYMENTS ON THE DEATH OF THE ANNUITANT PRIOR TO THE INCOME DATE - In the event of the death of the Annuitant prior to the Income Date, a death benefit will be paid to the beneficiary designated by the Contract owner. The value of the death benefit will be determined as of the Valuation period next following the date both due proof of death and an election for a single sum payment or Settlement Option is received by the Company. If a single sum settlement is requested, the proceeds will be paid within seven (7) days of receipt of such election and proof of death. If a single sum settlement is not elected and a Settlement Option is desired, election may be made by the beneficiary during the ninety-day period commencing with the date of receipt of notification of death; otherwise a single sum settlement will be made to the beneficiary at the end of such ninety-day period. The amount of the death benefit will be the greater of (i) the sum of all Purchase Payments made, less any amount surrendered, or (ii) the Contract Value. Death benefits will be made in accordance with any applicable laws or regulations governing payment of death proceeds.

PAYMENTS ON THE DEATH OF THE ANNUITANT AFTER THE INCOME DATE - If the Annuitant dies after the Income Date, the death benefit, if any, shall be as specified in the Settlement Option elected. The Company will require proof of the Annuitant's death. Death benefits will be made in accordance with any applicable laws or regulations governing payment of death proceeds.

                              SURRENDER PROVISIONS

SURRENDER - While this Contract is in force and before the earlier of the Income Date or the death of the Annuitant, the Company will, upon written request to the Company by the Contract Owner, allow the surrender of all or a portion of this Contract for its Surrender Value. Surrenders will result in the cancellation of Accumulation Units from each applicable sub-account in the ratio that the value of each sub-account bears to the total Contract Value. The Contract Owner must specify in writing in advance which units are to be cancelled if other than the above mentioned method of cancellation is desired. The Company will pay the amount of any surrender within seven (7) days of receipt of such request.

The Surrender Value shall be the Contract Value for the Valuation Period next following the Valuation Period during which the written request to the Company for surrender is received reduced by the sum of:

     (a) the total of any applicable premium taxes not previously deducted;

     (b) any applicable Contract Maintenance Charges;

     (c) any applicable Contingent Deferred Sales Charge.


CALCULATION OF CONTINGENT DEFERRED SALES CHARGE - If all or a portion of the Surrender Value is surrendered, a Contingent Deferred Sales Charge will be calculated at the time of each such surrender and will be deducted from the Contract Value. In calculating the Contingent Deferred Sales Charge:

(a) Purchase Payments will be allocated to the amount surrendered on a first-in, first-out basis;

(b) In no event will the aggregate Contingent Deferred Sales Charges exceed 6% of the total Purchase Payments made.

The amount of the Contingent Deferred Sales Charge is calculated by:

(a) Allocating Purchase Payments to the amount surrendered; and

(b) Multiplying each such allocated Purchase Payment by the appropriate percentage determined on the basis of the table below;

(c) Adding the products of each multiplication in (b) above.


TIME BETWEEN RECEIPT OF ALLOCATED
PURCHASE PAYMENT AND DATE OF SURRENDER                 PERCENTAGE
Less than 1 year                                          6%
At least 1 year but less than 2 years                     5%
At least 2 years but less than 3 years                    4%
At least 3 years but less than 4 years                    3%
At least 4 years but less than 5 years                    2%
At least 5 years but less than 6 years                    1%
At least 6 years                                          0%


For a Partial Surrender, the Contingent Deferred Sales Charge will be deducted from the remaining Contract Value, if sufficient, otherwise it will be deducted from the amount surrendered. The amount deducted from the Contract Value will be determined by cancelling Accumulation Units from each applicable sub-account in the ratio that the value of each sub-account bears to the total Contract Value. The Contract Owner must specify in writing in advance which units are to be cancelled if other than the above method if cancellation is desired.

After the first Contract Anniversary, a Contract Owner may, not more frequently than once annually on a non-cumulative basis, make a surrender per Contract Year of up to ten (10%) percent of aggregate Purchase Payments free from Contingent Deferred Sales Charges provided the Contract Value prior to the surrender exceeds $10,000.

                             SUSPENSION OF PAYMENTS

The Company reserves the right to suspend or postpone payments hereunder for any period when:

     (1) the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     (2) trading on the Exchange is restricted;

     (3) an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account's net assets; or

     (4) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holder; provided that applicable rules and regulations of the Securities and Exchange Commission shall govern as to whether the conditions described in (2) and (3) exist.

                       DOLLAR AMOUNT OF THE FIRST MONTHLY
                      VARIABLE ANNUITY PAYMENT PER $1,000
                                     UNISEX



                ADJUSTED       LIFE            LIFE & 10 YRS
                 AGE           ONLY               CERTAIN
                 40            4.19                4.18
                 41            4.24                4.22
                 42            4.28                4.27
                 43            4.33                4.31
                 44            4.38                4.36

                 45            4.43                4.41
                 46            4.49                4.46
                 47            4.55                4.52
                 48            4.61                4.58
                 49            4.67                4.64

                 50            4.74                4.70
                 51            4.81                4.77
                 52            4.89                4.83
                 53            4.97                4.91
                 54            5.05                4.99

                 55            5.14                5.07
                 56            5.23                5.15
                 57            5.33                5.24
                 58            5.44                5.34
                 59            5.55                5.44

                 60            5.68                5.55
                 61            5.81                5.66
                 62            5.95                5.78
                 63            6.10                5.90
                 64            6.26                6.03

                 65            6.43                6.17
                 66            6.61                6.31
                 67            6.81                6.46
                 68            7.01                6.61
                 69            7.24                6.77

                 70            7.48                6.94
                 71            7.74                7.11
                 72            8.02                7.28
                 73            8.32                7.46
                 74            8.64                7.63

                 75            8.98                7.81



The Settlement Rates given in the above table are based on the 1983 Individual Annuitant Mortality Table (a) assuming an interest rate of 4.0% per year compounded annually. Settlement rates for any age not shown above will be calculated on the same basis as those rates in the table above. Such rates will be furnished upon request.

                        DOLLAR AMOUNT OF THE FIRST MONTH
                      VARIABLE ANNUITY PAYMENT PER $1,000
                          JOINT & SURVIVOR LIFE INCOME
                                     UNISEX

ANNUITANT       SPOUSE ADJUSTED AGE MINUS ANNUITANT ADJUSTED AGE
ADJUSTED       -10          -5          +0          +5      +10
 AGE         -----------------------------------------------------

 40            3.73        3.80        3.87        3.94     4.00
 41            3.75        3.83        3.90        3.87     4.04
 42            3.78        3.85        3.93        4.01     4.07
 43            3.80        3.88        3.96        4.04     4.11
 44            3.82        3.91        4.00        4.08     4.15

 45            3.85        3.94        4.03        4.12     4.20
 46            3.88        3.97        4.07        4.16     4.24
 47            3.91        4.01        4.11        4.21     4.29
 48            3.94        4.04        4.15        4.25     4.34
 49            3.97        4.08        4.19        4.30     4.40

 50            4.00        4.12        4.24        4.35     4.45
 51            4.04        4.16        4.29        4.41     4.51
 52            4.07        4.20        4.34        4.46     4.58
 53            4.11        4.25        4.39        4.53     4.65
 54            4.15        4.30        4.45        4.59     4.72

 55            4.20        4.35        4.51        4.66     4.79
 56            4.24        4.41        4.57        4.73     4.88
 57            4.29        4.46        4.64        4.81     4.96
 58            4.34        4.53        4.71        4.90     5.06
 59            4.40        4.59        4.79        4.98     5.15

 60            4.45        4.66        4.87        5.08     5.26
 61            4.51        4.73        4.96        5.18     5.37
 62            4.58        4.81        5.06        5.29     5.49
 63            4.65        4.90        5.16        5.41     5.62
 64            4.72        4.98        5.26        5.53     5.76

 65            4.79        5.08        5.38        5.66     5.91
 66            4.88        5.18        5.50        5.80     6.07
 67            4.96        5.29        5.63        5.95     6.23
 68            5.06        5.40        5.77        6.12     6.42
 69            5.15        5.53        5.92        6.29     6.61

 70            5.26        5.66        6.08        6.48     6.82
 71            5.37        5.80        6.25        6.68     7.04
 72            5.49        5.95        6.44        6.90     7.28
 73            5.62        6.12        6.64        7.13     7.54
 74            5.76        6.29        6.85        7.38     7.82

 75            5.91        6.48        7.08        7.65     8.11


The Settlement Rates given in the above table are based on the 1983 Individual Annuitant Mortality Table (a) assuming an interest rate of 4.0% per year compounded annually. Settlement rates for any age not shown above will be calculated on the same basis as those rates in the table above. Such rates will be furnished upon request.

                             ANNUITY PURCHASE RATES
                                  ADJUSTED AGE



                CALENDAR YEAR WHEN INCOME      ADJUSTED AGE
                PAYMENTS COMMENCE

                1984-1989                     Actual Age minus 1
                1990-1999                                minus 2
                2000-2009                                minus 3
                2010-2019                                minus 4
                2020-2024                                minus 5
                2025-2029                                minus 6
                2030-2934                                minus 7
                2035-2039                                minus 8